Exhibit 99.1

Armstrong Flooring Files Voluntary Chapter 11 Petitions; Continuing to Pursue Sale of Business Through Chapter 11 Process

Company to continue fulfilling orders and commitments to stakeholders, providing the highest levels of innovation, quality and service

LANCASTER, PA., May 9, 2022 – Armstrong Flooring, Inc. (NYSE: AFI), a leader in the design and manufacture of innovative flooring solutions (“Armstrong Flooring” or “the Company”), today announced that the Company and certain of its subsidiaries have filed for voluntary protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In a continuation of its ongoing sale process, the Company intends to continue pursuing an efficient and value-maximizing sale of its business through a competitive Chapter 11 sale process. The Company’s businesses in China and Australia will not be included in the Chapter 11 filing, but they are part of the sale process.

In December 2021, Armstrong Flooring retained Houlihan Lokey Capital Inc. to assist with a process for the sale of the Company along with the consideration of other strategic alternatives. The sale process is continuing, and Armstrong Flooring hopes to consummate an orderly sale of the entire business or its core assets as soon as practicable.

“Our business and team members have been working diligently to strengthen our financial foundation in the face of several macroeconomic trends—including supply chain challenges, the current inflationary environment and continued headwinds from the COVID-19 pandemic,” said Michel Vermette, President and Chief Executive Officer. “With the support of our Board of Directors, we have determined that using the Chapter 11 process to effectuate a potential sale is the right next step for our Company. As we have said previously, we firmly believe in the value and potential of Armstrong Flooring—and we are confident that this definitive action puts us in the best possible position to preserve and maximize value for our stakeholders. In the meantime, we are open for business and remain firmly committed to our customers, vendors and employees as we navigate the path forward.”

In order to fund and preserve its operations during the Chapter 11 process, the Company has entered into a credit agreement, subject to Bankruptcy Court approval, providing for $30 million of debtor-in-possession (“DIP”) financing. Upon approval by the Bankruptcy Court, the DIP financing will provide Armstrong Flooring with the necessary liquidity to operate and cover administrative expenses as it pursues a value-maximizing sale.

The Company will file certain motions with the Bankruptcy Court requesting customary relief that will enable Armstrong Flooring to transition into Chapter 11 with as little disruption to its ordinary-course operations as possible, including support for payment of employee wages and certain benefit programs. The Company expects these motions to be approved within the first few days of the case.

For more information about Armstrong Flooring’s Chapter 11 case, please visit http://dm.epiq11.com/ArmstrongFlooring, email ArmstrongFlooringInfo@epiqglobal.com or call (888) 905-0459 for U.S. calls or +1 (503) 597-5611 for international calls.

The Company is represented in this matter by Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor, Houlihan Lokey Capital Inc. as its investment bank, and Riveron RTS, LLC as financial advisor.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. The company safely and responsibly operates seven manufacturing facilities globally, working to provide the highest levels of service, quality, and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking and Cautionary Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated, or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact:

Media:	Investors:
Rachel Chesley / Diana Baldo	Amy Trojanowski
ArmstrongFlooring@fticonsulting.com	ir.armstrongflooring.com